UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
September 26, 2014
Wal-Mart Stores, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-06991	71-0415188
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 S.W. 8th Street
Bentonville, Arkansas 72716
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code:
(479) 273-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective September 26, 2014, the Board of Directors (the "Board") of Wal-Mart Stores, Inc. ("Walmart") appointed Kevin Systrom as a director of Walmart. Mr. Systrom is also expected to serve on the Compensation, Nominating and Governance Committee and on the Technology and eCommerce Committee of the Board. There is no arrangement or understanding between Mr. Systrom and any other persons or entities pursuant to which Mr. Systrom was appointed as a director.
Upon his appointment to the Board, Mr. Systrom became entitled to a prorated portion of the non-management directors’ compensation for the term ending on the date of Walmart’s 2015 Annual Shareholders’ Meeting. The components of Walmart’s non-management director compensation were disclosed in Walmart’s proxy statement dated April 23, 2014 relating to the Annual Shareholders’ Meeting held on June 6, 2014. As part of his non-management director compensation, on September 26, 2014, Mr. Systrom received a prorated stock award in the amount of 1,586 shares of Walmart common stock.  Mr. Systrom will also receive a prorated portion of the $75,000 annual retainer payable to non-management directors, as well as a prorated portion of the additional $15,000 annual retainer payable to non-management directors who serve on more than one standing committee of the Board. These annual retainers will be paid quarterly in arrears through the 2015 Annual Shareholders’ Meeting, and Mr. Systrom may elect to receive these retainers in cash or Walmart common stock, defer in stock units, defer in an interest bearing account, or receive in any combination thereof.

A copy of the press release announcing Mr. Systrom’s appointment to the Board is attached as Exhibit 99.1 to this current report on Form 8-K and incorporated herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

99.1    Press Release dated September 29, 2014, announcing appointment of Kevin Systrom to the Board

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 29, 2014

WAL-MART STORES, INC.

By:	/s/ Gordon Y. Allison
Gordon Y. Allison
Vice President and General Counsel, Corporate

EXHIBIT INDEX

Exhibit No.	Exhibit Name
99.1	Press Release dated September 29, 2014, announcing appointment of Kevin Systrom to the Board

4